UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 15, 2007

Date of Report

(Date of earliest event reported)

INFOSPACE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-25131	91-1718107
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

601 108th Avenue N.E., Suite 1200

Bellevue, Washington 98004

(Address of Principal Executive Offices)

(425) 201-6100

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 15, 2007, InfoSpace, Inc. (“InfoSpace”) entered into a definitive Asset Purchase Agreement (the “Purchase Agreement”) with Idearc Inc. (“Idearc”). The Purchase Agreement provides that Idearc will purchase certain assets and liabilities relating to InfoSpace’s online directory business, including its online yellow and white pages services (collectively, the “Directory Business”) for total consideration of $225,000,000 in cash, subject to certain purchase price adjustments and the other terms and conditions set forth in the Purchase Agreement (the “Transaction”). In addition, InfoSpace and Idearc will enter into several ancillary agreements, including a transition services agreement, license agreements, a directory services agreement, a hosting and co-location agreement, a real property sublease and certain other agreements in connection with the Transaction.

The Purchase Agreement contains customary representations and warranties, as well as covenants by each of the parties thereto, and indemnification provisions whereby each party agrees to indemnify the other for breaches of representations, warranties and covenants and certain other matters. In addition, the Purchase Agreement provides that InfoSpace will not launch a directory site that is equivalent to “switchboard.com” on a worldwide basis for a period of five years following the closing of the Transaction.

The Transaction is subject to customary closing conditions, including, but not limited to, (i) the receipt of required regulatory approvals, (ii) the receipt of specified third party consents and (iii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

The foregoing summary of the Purchase Agreement does not purport to be complete and is qualified in its entirety by the Purchase Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The press release issued by InfoSpace announcing the signing of the Purchase Agreement is filed as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1	Asset Purchase Agreement, dated September 15, 2007.

99.1	Press Release Issued by InfoSpace, Inc., dated September 17, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 19, 2007

INFOSPACE, INC.

By:	/s/ Allen M. Hsieh
Allen M. Hsieh
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
2.1	Asset Purchase Agreement, dated September 15, 2007.

99.1	Press Release Issued by InfoSpace, Inc., dated September 17, 2007.